Exhibit 99.1

Vaughan Foods, Inc. Reports Third Quarter 2009 Operating Results

MOORE, Okla., November 5, 2009 (GLOBE NEWSWIRE) -- Vaughan Foods, Inc. (Nasdaq:FOOD - News), a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, today announced its operating results for its third quarter ended September 30, 2009.

Vaughan improved its gross margins to 8.2 percent or $2.0 million in the third quarter of 2009, compared to 4.0 percent or $0.9 million in the third quarter of 2008. Gross margins for the nine months ended September 30, 2009 increased to 8.9 percent or $6.6 million compared to 6.9 percent or $4.8 million in the comparable nine months ended September 30, 2008. Vaughan attributes the increase to a general stabilization of input costs and a better alignment of its pricing with its input costs, and expects to continue benefiting from this pricing structure.

Sales totaled $24.1 million in the third quarter, an increase of 1.0 percent, or $0.2 million over the comparable quarter of 2008. Sales for the nine months ended September 30, 2009 totaled $73.9 million, an increase of 6.9 percent, or $4.8 million over the comparable nine months ended September 30, 2008. The increase in sales is primarily attributable to increases in the average selling price per pound, due to (a) higher prices for products sold, and (b) sales mix, specifically, increased sales of higher priced products. Vaughan plans to continue increasing sales to new and existing customers with pricing and product mix that will complement its improved gross margins while providing value to its customers in a challenging economic environment.

Vaughan reported a net loss of $218,000, or $0.05 per share in the third quarter of 2009 compared to a net loss of $1.2 million or $0.25 per share in the comparable quarter of 2008. For the nine months ended September 30, 2009, Vaughan recorded a net loss of $466,000 or $0.10 per share compared to a net loss of $2.1 million or $0.46 per share in the comparable nine month period of 2008.

Selling, general and administrative expenses decreased to $2.1 million in the third quarter of 2009 and $6.6 million in the nine month period ended September 30, 2009, compared to $2.6 million and $7.5 million, respectively in the comparable periods of 2008. Sales and administrative expenses were reduced, by, among other things, integrating the functions of finance and sales between our facilities, and closer management of overhead costs in general.

Herb Grimes, Chairman and CEO of Vaughan Foods, commented, "We are encouraged by the quarterly improvement and the positive trend in our gross margins, a as well as the decrease in administrative expenses. Most importantly, Vaughan continues to enhance its reputation for providing a safe, quality and affordable product to its customers.

"We continue to experience a general stabilization of fuel and food costs and we have committed to bring even greater focus on the efficiency of our operations to improve our performance. We believe that this focus will continue our improving margin trend and result in stronger operating results and cash flows over the near term," concluded Mr. Grimes.

Investor Conference Call

Vaughan management will host an investor conference call on Friday, November 6, 2009 at 10:00 a.m. ET to discuss these results.

Interested parties should call 877-704-5384 (domestic) or 913-981-5590 (international) at least 5 minutes before the scheduled start time (no passcode required). You may also access this call via the Internet at:

http://www.vaughanfoods.com

For those who are unavailable to listen to the live broadcast, a replay will be available through December 6, 2009 and can be accessed by dialing 888-203-1112 (domestic), and 719-457-0820 (international). The pass code is 1189094.

About Vaughan Foods, Inc.

Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Vaughan Foods, Inc. based on Management's assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company's Form 10-Q and other reports filed with the Securities and Exchange Commission. Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

Vaughan Foods, Inc.
Consolidated Balance Sheets
(dollars in thousands)
	September 30,	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$ --	$ --
Cash receipts subject to account control agreement	833	--
Accounts receivable, net of allowance for
credit losses of $131,403 at September 30,
2009 and $140,870 at December 31, 2008	5,281	5,323
Inventories	3,570	3,376
Prepaid expenses and other assets	133	77
Deferred tax assets	311	310

Total current assets	10,128	9,086

Restricted assets:
Investments	1,430	562

Total restricted assets	1,430	562

Property and equipment, net	16,149	17,059

Other assets:
Loan origination fees, net of amortization	469	368
Intangible assets	85	108
Deferred tax assets, noncurrent	2,611	2,301

Total assets	$ 30,872	$ 29,484

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 8,221	$ 7,961
Disbursements in transit	1,666	1,236
Line of credit	2,336	1,000
Note payable to former owners of
Allison's Gourmet Kitchens, LP	876	802
Accrued liabilities	2,082	1,851
Current portion of long-term debt	1,107	1,094
Current portion of capital lease obligation	147	204

Total current liabilities	16,435	14,148

Long term liabilities:
Long-term debt, net of current portion	7,498	7,950
Capital lease obligation, net of current portion	--	95
Deferred gain on sale of assets	53	79

Total long-term liabilities	7,551	8,124

Total stockholders' equity	6,886	7,212

Total liabilities and stockholders' equity	$ 30,872	$ 29,484

Vaughan Foods, Inc.
Consolidated Statements of Operations
For the three and nine month periods ended September 30, 2009 and 2008
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$ 24,107	$ 23,875	$ 73,892	$ 69,128
Cost of sales	22,123	22,929	67,310	64,339
Gross profit	1,984	946	6,582	4,789

Selling, general and administrative	2,067	2,573	6,552	7,475

Operating income	(83)	(1,627)	30	(2,686)

Interest expense	(306)	(200)	(822)	(604)
Other income, net	9	(89)	15	(41)

Income (loss) before income taxes	(380)	(1,916)	(777)	(3,331)
Income tax expense (benefit)	(162)	(758)	(311)	(1,208)

Net income (loss)	$ (218)	$ (1,158)	$ (466)	$ (2,123)

Weighted average shares outstanding
Basic and diluted	4,623,077	4,623,077	4,623,077	4,623,077

Net income (loss) per share
Basic and diluted	$ (0.05)	$ (0.25)	$ (0.10)	$ (0.46)

Vaughan Foods, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
	Nine Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net (loss)	$ (466)	$ (2,123)
Adjustments to reconcile net (loss) to
net cash provided by operating activities:
Depreciation and amortization	1,477	1,322
Provision for credit losses	(9)	(52)
(Gain) loss on sale of asset	(15)	76
Stock based compensation expense	66	--
Deferred income taxes	(310)	(1,208)
Changes in operating assets and liabilities:
Accounts receivable	51	(110)
Inventories	(194)	(730)
Disbursements in transit	430	--
Prepaid expenses and other assets	(56)	(9)
Accounts payable	259	2,879
Accrued liabilities	231	327

Net cash provided by operating activities	1,464	372

Cash flows from investing activities:
Purchases of property and equipment	(366)	(2,451)
Investments in Restricted assets	(868)	(211)
Proceeds from sale of assets	5	698
Deconsolidation of variable interest entity	--	(80)

Net cash (used in) investing activities	(1,229)	(2,044)

Cash flows from financing activities:
Payments of loan origination fees	(221)	(5)
Proceeds from line of credit	1,336	900
Cash receipts subject to account control agreement	(833)	--
Repayment of long-term debt and capital leases	(590)	(588)
Repayment of notes payable to former owners
of Allison's Gourmet Kitchens, LP	(7)	(198)
Proceeds of notes payable to former owners of
Allison's Gourmet Kitchens, LP	80	--
Cash paid to former owners of Wild About Food	--	(45)
Repayments of short-term borrowings	--	(1,000)

Net cash (used in) financing activities	(235)	(936)

Net increase (decrease) in cash and cash equivalents	--	(2,608)
Cash and cash equivalents at beginning of period	--	2,698

Cash and cash equivalents at end of period	$ --	$ 90

Contact:

Cameron Associates
Investor Contact:
Paul Henning
212-554-5462
Paul@cameronassoc.com